Exhibit 99.1


Company Press Release

The FINOVA Group Inc. Completes Acquisition of Sirrom Capital Corporation

PHOENIX, March 22/PR Newswire/ -- The FINOVA Group Inc. (NYSE: FNV - news) today announced that it has consummated its previously announced acquisition of Sirrom Capital Corporation (NYSE: SIR - news). Sirrom, which will begin operating as FINOVA Mezzanine Capital, is a specialty finance company headquartered in Nashville, Tenn. that provides secured loans to small, fast-growing companies in the U.S. and Canada.

"The addition of Sirrom's capabilities will broaden FINOVA's product offering to small and midsize businesses, enhancing our ability to provide clients with 'one-stop shopping' for almost all of their capital needs throughout their entire growth cycle," said FINOVA Chairman & CEO Sam Eichenfiled. "In addition, FINOVA will now be able to offer merger and acquisition advisory services to its client base through Sirrom's wholly owned subsidiary, Harris Williams & Co."

David Resha, division manager of FINOVA Mezzanine Capital, added, "With this transaction now complete, FINOVA significantly enhances its ability to serve its customers by adding Sirrom's mezzanine and investment banking products; Sirrom gains a long-term partner that will provide increased access to capital and expanded opportunities to penetrate its targeted markets."

The FINOVA Group Inc., through its principal operating subsidiary, FINOVA Capital Corporation, is one of the nation's leading financial services companies focused on providing a broad range of capital solutions primarily to mid-size business. FINOVA is headquartered in Phoenix with business development offices throughout the U.S. and in London, U.K., and Toronto, Canada. FINOVA was recently named one of FORTUNE's "Best 100 Companies To Work For In America." For more information, visit the company's website at www.finova.com.